Exhibit 99.1
Letter to Sharholders

April 28, 2006

Dear Shareholders,

We’re delighted to present your quarterly dividend from SouthCrest Financial Group, Inc. Your dividend represents 12 ½ cents per share and was declared by the Board of Directors on April 3, 2006. This is an increase from the quarterly dividend of 12 cents per share paid last year.

We would like to remind you that the annual meeting will be held May 11 at 1:00 p.m. at the Hampton Inn in Fayetteville. If you cannot attend in person, please send in your proxy as soon as possible.

Our financial performance for the first quarter of 2006 has been strong. SouthCrest Financial Group and our subsidiaries, Bank of Upson and The First National Bank of Polk County, earned $1,406,000 for the quarter, or $0.39 per share. During this quarter, our loan portfolio has grown $3.2 million to $279.7 million.

We are proud of our accomplishments to date, and continue to be excited and confident about our future opportunities.

We greatly appreciate your continued support of our company.

Sincerely,

Daniel W. Brinks	Larry T. Kuglar
Chairman and Chief Operating Officer	President and Chief Executive Officer